SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549-1004



                                 FORM 8-K

                               CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event report) February 28, 2001

                       Commission File Number 1-5324



                            NORTHEAST UTILITIES

(Exact name of registrant as specified in its charter)


MASSACHUSETTS                       1-5324                     04-2147929
State or other jurisdiction of      (Commission           (I.R.S. Employer
incorporation or organization)      File No.)            Identification No.)


          174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS
                                                          01090-0010
(Address of principal executive offices)                  (Zip Code)

              (Registrant's telephone number, including area code)
                                   (413) 785-5871


(Former name or former address, if changed since last report)
Not Applicable



ITEM 5.  OTHER EVENTS

On February 28, 2001, Northeast Utilities issued the following news release:


NU LOGO
P. O. Box 270
Hartford, CT  06141-0270
107 Selden Street
Berlin, CT  06037
(860)-665-5000
www.nu.com
                                           News Release

CONTACT:              Mary Jo Keating (Media)      Jeff Kotkin (Financial)
Office:               (860) 665-5181                 (860) 665-5154


                    NORTHEAST UTILITIES FORMALLY SEEKS CON EDISON'S
                      ASSURANCE OF INTENT TO CLOSE MERGER

Northeast Utilities Would File Suit to Protect Shareholder Interests Should Con Edison Breach Merger Agreement

Significant Positive Developments and Ratings Upgrades Have Strengthened Northeast Utilities Substantially Since Signing of Merger Agreement


HARTFORD, Connecticut, February 28, 2001 - Northeast Utilities (NYSE:
NU) announced today that its Board of Trustees has requested that Consolidated Edison Inc. (NYSE: ED) provide reasonable assurances, in writing, that it intends to comply with the terms of the definitive merger agreement between the two companies. This includes assurances that Consolidated Edison will consummate the pending merger at the price set forth in the agreement promptly following receipt of the last required regulatory approval, from the Securities and Exchange Commission (SEC), which is expected as early as mid-March.

In a letter sent today to Consolidated Edison, Northeast Utilities said that if Consolidated Edison does not provide this assurance by 9 a.m. Eastern Standard Time, Friday, March 2, 2001, then Northeast Utilities would treat its failure to do so as a breach of the merger agreement. Northeast Utilities said it would pursue all available legal remedies to compel Consolidated Edison to comply with its obligations or otherwise to obtain the benefits of this transaction for Northeast Utilities' shareholders.

Michael G. Morris, chairman, president and chief executive officer of Northeast Utilities, said, "Northeast Utilities continues to believe that a merger with Con Edison is in the best interests of our shareholders, employees, customers and communities, and we are fully committed to closing the merger. Despite several requests over the past two weeks, Con Edison has failed to confirm to us that it intends to meet its contractual obligations under the merger agreement, and therefore we have no alternative but to formally demand that Con Edison provide reasonable assurances, in writing, that it will do so. Should Con Edison fail to provide this assurance by March 2, we will take appropriate actions to ensure that our shareholders receive the value of this deal."

The merger was announced on October 13, 1999 and approved by the shareholders of both companies on April 14, 2000. The companies have received necessary clearances from three federal and seven state regulatory agencies and are awaiting the final regulatory approval from the SEC. Under applicable law, Northeast Utilities has the right to request that Consolidated Edison formally confirm its intention to close the merger.

Mr. Morris continued, "Northeast Utilities is a substantially more valuable company today than when we entered into the merger agreement more than sixteen months ago, so we are puzzled by Con Edison's apparent reluctance to commit to this strategic combination and fulfill its contractual obligations."

Positive Developments Strengthen Northeast Utilities

Mr. Morris pointed to a number of significant developments that have strengthened Northeast Utilities from a financial and competitive standpoint since the signing of the merger agreement. These include:

      The strong financial performance of Northeast Utilities in 2000, with earnings coming in well above budget targets in all operations, including its unregulated businesses;

      The execution of a purchase and sale agreement for the Millstone nuclear power station that will bring to Northeast Utilities more than $1.2 billion, or about $850 million more than anticipated in October 1999. That sale will result in a sharp reduction in stranded costs in Connecticut and Massachusetts, benefiting customers and shareholders;

     The increasing likelihood that stranded costs will be significantly reduced by the potential sale of Northeast Utilities' 40 percent interest in the Seabrook nuclear plant;

     The successful integration of Yankee Energy into Northeast Utilities;

     Multiple rounds of credit ratings upgrades for Northeast Utilities and its operating companies, with Northeast Utilities unsecured debt now rated investment grade for the first time in five years and senior secured debt rating at Northeast Utilities' operating companies now rated BBB+ by Standard & Poor's, up as many as five notches since mid-1998;

     Northeast Utilities' unregulated energy businesses earned nearly $30 million in 2000, a dramatic turnaround from a loss in 1999;

     Select Energy, Inc., NU's unregulated energy marketing subsidiary, and NU increased their credit lines to $400 million in November 2000 from $350 million following a consortium of banks' thorough review of Select's business plan;

      Prices paid for generation in the Northeast United States have continued to rise since NU's unregulated businesses acquired 1,289 megawatts of primarily hydroelectric generation in Massachusetts and Connecticut for $865.5 million a year ago;


      Finalization of the settlement of protracted industry restructuring issues in New Hampshire with endorsement of an agreement by the state's legislators in May 2000, utility regulators in September 2000 and the state's highest court in January 2001.

Mr. Morris added, "Based on our improved financial position and our continued strong competitive position in our regional markets, Northeast Utilities is highly confident that our company is well positioned to create new growth and build shareholder value in today's competitive energy markets."

                       Merger Agreement Terms

Under the terms of the merger agreement announced October 13, 1999, Consolidated Edison agreed to acquire all of the common stock of Northeast Utilities for $25.00 per share in a combination of cash and Consolidated Edison common stock, subject in the case of the common stock to certain collar provisions. Northeast Utilities' shareholders will have the right to elect cash or stock subject to proration if the elections exceed 50 percent in cash or 50 percent in stock. Northeast Utilities' shareholders also have the right to receive an additional $1.00 in value due to the progress NU has made in the sale of Millstone 2 and Millstone 3. Further, the value of the amount of cash or stock to be received by Northeast Utilities' shareholders is subject to increase by an amount of $0.0034 per share per day for each day that the transaction does not close after August 5, 2000. If the transaction closed today, the total price would be approximately $26.70 per share.

Northeast Utilities operates New England's largest energy delivery system, with $5.9 billion in annual revenues and more than $10 billion in assets. The company serves approximately 1.77 million electric customers in Connecticut, New Hampshire and Massachusetts and 185,000 natural gas customers in Connecticut, and is one of the largest competitive energy suppliers in New England. For more information on NU, please see our Web site at www.nu.com.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.








                                           SIGNATURE

 Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NORTHEAST UTILITIES
                                             (registrant)

                                        /s/David R. McHale
                                        David R. McHale
                                       Vice President and  Treasurer

Date:  February 28, 2001